Exhibit 10Y

                                                                 April  16, 2004

Decorator Industries, Inc.
10011 Pines Boulevard, Suite 201
Pembroke Pines, Florida 33024-06167

Gentlemen:

         This letter constitutes an agreement (the "Agreement") by and between WASHINGTON MUTUAL, FA (the "Bank"), and DECORATOR INDUSTRIES, INC., a Pennsylvania corporation (the "Borrower"), pertaining to certain loans and other credit which Bank has made and/or may from time to time hereafter make available to Borrower.

         In consideration of all present and future loans, advances and other credit from time to time made available by Bank to or in favor of Borrower, including, without limitation, a FIVE MILLION AND NO/100 DOLLAR ($5,000,000.00) revolving line of credit ("Revolving Line") as evidenced by a Revolving Promissory Note of even date herewith (the "Note") maturing June 30, 2007 (the "Maturity Date"), made available by Bank to Borrower, and in consideration of all present and future liabilities, obligations and indebtedness of Borrower to Bank, howsoever created, evidenced, existing or arising, whether direct or indirect, absolute or contingent, joint or several, now or hereafter existing or arising, or due or to become due (collectively, the "Liabilities"), Borrower represents, warrants, covenants and agrees as follows:

         1. Each loan, advance or other extension of credit made by Bank to or otherwise in favor of Borrower shall be evidenced by and subject to the Note and any other agreement or evidence of indebtedness acceptable to Bank, in each case, executed and delivered by Borrower unto Bank. The funding and disbursement of any loan or advance, and the extension of any other credit, to or in favor of Borrower shall be subject to the execution and/or delivery unto Bank such documents, instruments, agreements, opinions and certificates as Bank may reasonably require, and shall be further subject to the satisfaction of such other conditions and requirements as Bank, and its counsel, may from time to time require (the Note and any and all other notes, instruments, documents and agreements at any time evidencing, governing, securing or otherwise relating to any of the Liabilities are herein collectively called the "Loan Documents").

         2. Borrower hereby represents and warrants, and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement, and thereafter, so long as any Liabilities remain unpaid and outstanding:

         (a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania, it is duly qualified and authorized to do business in Florida and in each other jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary, and it has the legal power and authority to own its property and assets and to carry out its business as now being conducted in each such jurisdiction wherein such qualification is necessary; execution, delivery and performance of this


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                  Agreement, and any and all other Loan Documents to which
                  Borrower is a party or by which it is otherwise bound, are within Borrower's corporate powers and authorities, have been duly authorized by all requisite corporate or other necessary or appropriate action, and are not in contravention or violation of law or the terms of Borrower's Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement, and any other Loan Documents contemplated hereby, when executed, issued and/or delivered by Borrower, or by which Borrower is otherwise bound, will be valid and binding and legally enforceable against Borrower in accordance with their terms.

         (b) The execution, delivery and performance of this Agreement and any other Loan Documents required under or contemplated by this Agreement to which Borrower is a party or by which it is otherwise bound, and the issuance of this Agreement and any such other Loan Documents by Borrower, and the borrowings and other transactions contemplated hereby and thereby, are not in contravention or violation of the unwaived terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property or assets is bound, and will not result in the creation or imposition of any lien or encumbrance of any nature whatsoever upon any of the property or assets of Borrower, except to or in favor of Bank.

         (c) No litigation or other proceeding before any court or administrative agency is pending, or, to the knowledge of Borrower or any of its officers, is threatened against Borrower, the outcome of which could materially impair Borrower's financial condition or its ability to carry on its business or its ability to pay and perform its liabilities and obligations hereunder or otherwise in respect of the Liabilities.

         (d) There are no security interests in, liens, mortgages, or other encumbrances on any of Borrower's property or assets, except Permitted Encumbrances (as hereinafter defined).

         (e) There exists no Event of Default (as hereinafter defined), or any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default (as such condition or event is herein called a "Default") under any of the Liabilities.

         (f) The most recent financial statements with respect to Borrower delivered to Bank fairly present the financial condition of Borrower as of the date thereof and for the period(s) covered thereby in accordance with generally accepted accounting principles consistently applied ("GAAP"), and since the date of said statements, there has been no material adverse change in the condition (financial or otherwise) of Borrower.

         3. So long as Bank shall have any commitment or obligation, if any, to make any loans or extend credit to or in favor of Borrower, and so long as any Liabilities remain unpaid and outstanding, Borrower covenants and agrees that it shall:

         (a) Furnish to Bank, or cause to be furnished to Bank, in each case, in form and detail and on a reporting basis satisfactory to Bank, the following:

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

                  (i) as soon as available, and in any event not later than ninety (90) days after the close of each fiscal year of Borrower, beginning with the fiscal year ending December 31, 2003, audited financial statements of Borrower, containing the balance sheet of Borrower as of the close of each such fiscal year, statements of income and retained earnings and a statement of cash flows for each such fiscal year, and such other comments and financial details as are usually included in similar reports, including any management letter(s). Such financial statements shall be prepared in accordance with GAAP, shall be in such detail as Bank may reasonably require, and shall be reviewed by independent certified public accountants of recognized standing selected by Borrower and acceptable to Bank;

                  (ii) as soon as available, and in any event not later than sixty (60) days after the close of each fiscal year of Borrower, beginning with fiscal year ending December 31, 2003, Borrower's annual projections, including, but not limited to, Borrower's projections for sales, net income, capital expenditures and redemption of Borrower's stock;

                  (iii) as soon as available, and in any event not later than forty-five (45) days after and as of close of each fiscal quarter (except the fiscal year end) of each fiscal year of Borrower, beginning with the fiscal quarter ending April 1, 2004, financial statements of Borrower, containing the balance sheet of Borrower as of the close of each such fiscal quarter, statements of income and retained earning and a statement of cash flows for Borrower for such fiscal quarter and for the portion of the fiscal year of Borrower through the end of the fiscal quarter then ending, and such other comments and financial details as are usually included in similar reports. Such financial statements shall be prepared by Borrower in accordance with GAAP, and shall be certified as to accuracy and fairness by an authorized officer of Borrower;

                  (iv) simultaneous with the delivery to Bank of the respective financial statements required in SUB-SECTIONS (I) AND (III) above, quarterly compliance certificates in form and detail satisfactory to Bank, certified by an authorized officer of Borrower, certifying that, as of the date thereof, to the best of each such authorized officer's knowledge, no Default or Event of Default shall have occurred and be continuing or exist, or if any Default or Event of Default shall have occurred and be continuing or exist, specifying, in detail, the nature and period of existence thereof and any action taken or proposed to be taken by Borrower in respect thereof, and also certifying as to whether Borrower is in compliance with the financial covenants contained in SECTIONS 3(G) AND 3(H) of this Agreement (which certificate shall set forth, in reasonable detail, Borrower's calculations and the resultant ratios or financial tests determined thereunder);

                  (v)      as soon as possible, and in any event within three
                           (3) Business Days after becoming aware of the occurrence or existence of any Default or Event of Default, or of any other condition or occurrence


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

                           which has had or could reasonably be expected to have a materially adverse effect upon Borrower's business, properties, or financial condition or upon Borrower's ability to comply with its obligations hereunder, a written statement of an authorized officer of Borrower setting forth the details of such Default or Event of Default, or such other condition or occurrence, and the action which Borrower has taken or caused to be taken, or proposes to take or cause to be taken with respect thereto; and

                  (vi) promptly, at such times as Bank may reasonably require, in form and detail satisfactory to Bank, such other information and reports as may be required under the terms of any Loan Documents or as Bank may reasonably request from time to time.

         (b) Keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements (including, without limitation, those financial statements to be delivered to Bank pursuant to SECTION 3(A) above) prepared in accordance with GAAP; and permit Bank, or its representatives, at reasonable times and intervals, to visit all of Borrower's offices and to make inquiries as to Borrower's respective financial matters with its respective directors, officers, employees, and independent certified public accountants.

         (c) Permit Bank, through Bank's authorized attorneys, accountants and representatives, to inspect, audit and examine Borrower's books, accounts, records, ledgers and assets and properties of every kind and description, wherever located, at all reasonable times during normal business hours, upon written request of Bank. Borrower agrees to reimburse Bank for all reasonable costs and expenses incurred by Bank in connection with such inspections, examinations and audits, and to pay to Bank such fees as Bank may reasonably charge in respect of such inspections, examinations and audits, or as otherwise mutually agreed upon by Borrower and Bank if such inspections, examinations and audits are conducted due to any Event of Default by Borrower.

         (d) The Borrower will maintain, with respect to its business and properties, insurance at all times by insurance companies of nationally recognized stature and responsibility which the Borrower believes to be financially sound, of a character usually insured by corporations engaged in the same or a similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against and for by such corporations, and carry or cause to be carried, with such insurers in customary amounts (with customary deductibles), such other insurance, including public liability insurance as is usually carried by corporations engaged in the same or a similar business similarly situated: provided, however, that all insurance maintained pursuant to this paragraph shall be carried in amounts sufficient to prevent the Borrower from incurring liability as a co-insurer under law or the terms of the applicable policy or policies.

         (e) Pay and discharge promptly when due: all taxes, assessments, and governmental charges and levies imposed upon Borrower, its income, or any of its properties, before the same shall become delinquent; and provided, however, that none of the foregoing need to be paid while the same is being contested in good


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

                  faith by appropriate proceedings diligently conducted so long as adequate reserves shall have been established in accordance with GAAP with respect thereto. The Borrower will file all federal, state and local tax returns and all other tax reports as required by law.

         (f) Do or cause to be done all things necessary to preserve and keep in full force and effect Borrower's corporate existence, rights and franchises and comply with all applicable laws where failure to do so has had or could reasonably be expected to have a material adverse effect upon Borrower's business, properties, or financial condition or upon Borrower's ability to comply with its obligation hereunder; continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property and keep the same in good repair, working order and condition; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         (g) Maintain at all times, an Interest Coverage Ratio of not less than 5.00 to 1.00, measured quarterly on a trailing twelve
                  (12) month basis.

                  "Interest Coverage Ratio" shall be determined by Bank in its reasonable discretion by dividing (a) the sum of (i) Borrower's Net Income before taxes, plus (ii) depreciation, plus (iii) amortization, plus (iv) interest expenses by (b) Interest Expenses.

                  "Interest Expenses" shall mean, for the period in question, the sum of all of Borrower's interest payments associated with all indebtedness for borrowed money (including, without limitation, capital lease obligations, subordinated debt, and unreimbursed drawings under letters of credit) or evidenced by a note, bond, debenture or similar instrument.

                  "Net Income" shall mean the net income (or net loss) of Borrower, for the period in question, after giving effect to deduction or provision for all operating expenses, all reserves (including reserves for deferred taxes) and all other proper deductions all determined in accordance with GAAP applied on a consistent basis.

         (h) Maintain a Leverage Ratio of not more than 1.10 to 1.00, measured quarterly.

                  Leverage Ratio shall be determined by Bank in its reasonable discretion by dividing Borrower's Total Liabilities by Borrower's Total Shareholders' Equity.

                  "Total Liabilities" shall mean all liabilities of Borrower, including capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet of Borrower, in accordance with GAAP applied on a consistent basis.

                  "Total Shareholders' Equity" shall mean, at any time, the sum of: (i) the par or stated value of all outstanding capital stock, plus (ii) capital surplus, plus (iii) retained earnings


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

                  after deducting shares which have been reacquired by the issuer, whether such reacquired shares constitute treasury shares or otherwise, as would appear on a consolidated balance sheet of the Borrower prepared as at such date in accordance with the GAAP applied on a consistent basis.


         (i) Take all actions and fulfill all conditions necessary to maintain any and all plans in substantial compliance with applicable requirements of ERISA, the Code, and all applicable foreign law, if any, until such Plans are terminated, and the liabilities discharged thereof, in accordance with applicable law. No domestic Pension Plan (other than a Multiemployer plan) will incur any accumulated funding deficiency (within the meaning of Section 412 of the Code), and no foreign Pension Plan will be in violation of any funding requirement imposed by applicable foreign law, which deficiency or violation would or would be reasonably likely to, materially adversely affect the business, earnings, prospects, properties, or condition (financial or otherwise) of the Borrower.

                  "Plan" shall mean any "employee benefit plan" (within the meaning of Section 3 (3) of ERISA) that the Borrower maintains, contributes to, or is obligated to contribute to for the benefit of employees or former employees of the Borrower.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statue, together with the rules and regulations there under.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statue, together with the rules and regulations thereunder.

                  "Multiemployer Plan" shall mean any Plan that is a "multiemployer plan" within the meaning of Section 4001 (a)(3) of ERISA.

         (j) Comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required under applicable Environmental Laws, where the failure to do so could have a material adverse effect upon the business, operations, condition (financial or otherwise) performance or properties of Borrower, or could have a material adverse effect upon the ability of Borrower to perform its obligations under this Agreement or any of the other Loan Documents, or could materially adversely affect the enforceability of this Agreement or any of the other Loan Documents; and promptly provide to Bank, immediately upon receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a violation of any Environmental Laws by Borrower, or of any circumstance or condition which requires or may require a financial contribution by Borrower, or a clean-up, removal, remedial action or other response by or on behalf of Borrower under applicable Environmental Law(s), or which seeks damages or civil, criminal, or punitive penalties from Borrower for any violation or alleged violation of any Environmental Law(s) by Borrower. Borrower hereby indemnifies, saves and holds Bank, and any of Bank's past, present and future officers, directors, shareholders, employees, representatives and consultants, harmless from any and all losses, damages, suites, penalties, costs, liabilities and expenses (including, without limitation, reasonable legal expenses and attorneys'
                  fees) incurred or arising out of any claim, loss or damage of any property, injuries to or death of any persons, contamination of or adverse effects on the environment, or other violation of any applicable Environmental Law(s), in any case, caused by Borrower, or in any way related to any property owned or operated by Borrower, or due to any acts of Borrower, or any of its officers, directors, shareholders, employees, consultants and/or representations; provided, however, that the foregoing indemnification shall not be applicable, and Borrower shall not be liable for any such losses, damages, suits, penalties, costs, liabilities or expenses, to the extent (but only to the extent) the same arise or result from any gross negligence or willful misconduct of Bank or any of its agents or employees.

                  "Environmental Laws" shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by federal, state, local, foreign or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to hazardous or toxic materials, including without limitation, any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos, and/or other similar materials; any so-called "superfund" or "superlien" law pertaining to hazardous or toxic materials on or about any property at any time owned, leased or otherwise used by Borrower, or any portion thereof, including, without limitation, those relating to soil, surface, subsurface groundwater conditions and the condition of the ambient air; and any other federal, state, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, radioactive, flammable or dangerous waste, substance or material, as now or at any time hereafter in effect.

         4. So long as Bank shall have any commitment or obligation, if any, to make any loans or extend credit to or in favor of Borrower, and so long as any Liabilities remain unpaid and outstanding, Borrower covenants and agrees that it shall not, without the prior written consent of Bank:

         (a) Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property or assets (including, without limit, any charge upon property purchased or acquired under a conditional sales or other title retaining agreement or lease required to be capitalized under GAAP), whether now owned or hereafter acquired, other than the following (collectively, "Permitted Encumbrances"):

                  (i) liens, mortgages, security interests and encumbrances to or in favor of Bank;

                  (ii) liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and for which no interest, late charges or penalties which in aggregate do not exceed Fifty Thousand and No/100 Dollars ($50,000.00), are attaching or which are being contested in good faith by appropriate proceedings diligently pursued and, if requested by Bank, bonded in an amount and manner satisfactory to Bank;

                  (iii) liens, not delinquent, created by statute in connection with workers' compensation, unemployment


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

                           insurance, social security, old age pensions (subject to the applicable provisions of the Agreement) and similar statutory obligations;

                  (iv) liens in favor of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable;

                  (v) minor encumbrances or imperfections of title consisting of existing or future zoning restrictions, existing recorded rights-of-way, existing recorded easements, existing recorded private restriction or existing or future public restrictions on the use of real property, none of which (individually or in the aggregate) materially impairs, or would materially impair, the present or future use of such property in the operation of the business for which it is used, or would be violated in any material respect by any existing or proposed structure or land use or would have a material adverse effect on the sale or lease of such property, or render title thereto unmarketable;

                  (vi) purchase money security interests to secure purchase money indebtedness permitted under SECTION 4(B)(III) of this Agreement, so long as such purchase money security interests (A) arise substantially contemporaneously with the purchase or acquisition of the respective property or assets encumbered by and subject to such purchase money security interests,
                           (B) do not at any time encumber any property or assets other than the respective property or assets financed by the respective purchase money indebtedness, and (C) secure only the respective purchase money indebtedness incurred to finance the purchase or acquisition of such property or assets;

                  (vii) purchase money mortgages grated to third-party institutional lenders to secure purchase money indebtedness so long as such purchase money mortgages
                           (A) arise substantially contemporaneously with the purchase or acquisition of corporate owned and operated real estate, and (B) secure only the respective purchase money indebtedness incurred to finance the purchase or acquisition of such property or assets;

                  (viii) any liens and encumbrances existing as of the date of this Agreement, as more particularly identified in
                           SCHEDULE 4(A) attached hereto, and

                  (ix) any other liens agreed or consented to, in writing, by Bank.

         (b) Incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness or liability for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, or any other indebtedness whatsoever, except for (i) the Liabilities, (ii) existing indebtedness to the extent set forth on attached SCHEDULE 4(B) attached hereto, (iii) purchase money indebtedness not to exceed Five Hundred Thousand and No/100 Dollars ($500,000.00) in aggregate principal amount each fiscal year of Borrower


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

                  incurred to finance Borrower's purchase or acquisition of capital assets (whether pursuant to a loan, capital lease or otherwise); (iv) unsecured trade indebtedness incurred and paid in the ordinary course of business of Borrower or another "Person" (as defined below) acquired by Borrower; (v) contingent indebtedness to the extent permitted by SECTION 4(D) of this Agreement, (vi) indebtedness secured by Permitted Encumbrances, and (vii) lease obligations (whether in respect of capitalized leases, operating leases or otherwise), not otherwise disclosed in SCHEDULE 4(B) attached hereto, or
                  (viii) indebtedness incurred for the acquisition of corporate real estate to the extent permitted by SECTION 4(A)(VII). "Person" shall mean any individual, corporation, partnership, limited liability company, trust, incorporated or unincorporated organization, joint venture, joint stock company, government, or any agency or political subdivision thereof, or any other entity of any kind.

         (c) Make loans, advances or extensions of credit to any Person, except, without duplication, (i) employees of Borrower in an unpaid principal amount not to exceed One Hundred Thousand and No/100 Dollars ($100,000.00), in aggregate, at any time, (ii) sales on open account in the ordinary course of business, and
                  (iii) other loans, advances and extensions of credit in the ordinary course of business in an unpaid principal amount not to exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), in aggregate, at any time.

         (d) Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except (i) guaranties in favor of Bank; and (ii) the endorsement of negotiable instruments in the ordinary course of business for deposit or collection.

         (e) Subordinate any indebtedness due to it from a Person to indebtedness of other creditors of such Person.

         (f) Sell, lease (as lessor), transfer or otherwise dispose of properties and assets, except as to the sale of inventory and equipment in the ordinary course of business; change its name, consolidate with or merge into any other corporation, permit any other corporation to merge into it except as set forth in
                  SECTION 4(K) hereof, enter into any reorganization or recapitalization, or reclassify its capital stock, or enter into any sale-leaseback transaction.

         (g) Allow any fact, condition or event to occur or exist with respect to any employee pension or profit sharing plan established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan; or permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) from which termination proceedings there may result in a liability of Borrower to the "PBGC" (as defined below) which, in the opinion of Bank, will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of Borrower. "PBGC" shall mean the Pension Benefit Guarantee Corporation established pursuant to Subtitle A of Title IV of ERISA, or any successor corporation established under ERISA.

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

         (h) Furnish Bank with any certificate or other document that contains any untrue statement of a material fact or omits to state a material fact necessary to make such certificate or document not misleading in light of the circumstances under which it was furnished.

         (i) Apply any of the proceeds of any loan, advance or other extension of credit by Bank to or in favor of Borrower, to the purchase or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

         (j) Make Capital Expenditures, excluding acquisitions of real property, shall not exceed One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) annually.

                  Capital Expenditures shall mean with respect to any Person, all expenditures made and liabilities incurred for the acquisition of assets which are not, in accordance with GAAP, treated as expense items for such person in the year made or incurred or as a prepaid expense applicable to a future year or years.

         (k) Shall not participate in any Acquisition of any Person, individually or in the aggregate, in excess of Five Million and No/100 Dollars ($5,000,000.00).

         5. An "Event of Default" shall be deemed to have occurred or exist under this Agreement upon the occurrence and/or existence of any of the following conditions or events:

         (a) Borrower shall fail to pay the principal interest on or shall otherwise fail to pay any other amount owing by Borrower to Bank, when due, under any of the Liabilities, and such default in payment shall continue unremedied or uncured beyond any applicable period of grace provided with respect thereto, if any, in the relevant Loan Document(s);

         (b) any representation, warranty, certification or statement made or deemed to have been made by Borrower herein, or by any Person(s) (including, without limit, Borrower) in any certificate, financial statement or other document or agreement delivered by or on behalf or Borrower in connection with the Liabilities or any of the Loan Documents, shall prove to be untrue in any material respect;

         (c) Borrower shall fail to observe or perform any condition, covenant or agreement of Borrower, set forth in SECTION 3(a) hereof, for a period exceeding fifteen (15) days;

         (d) Borrower shall fail to observe or perform any condition, covenant or agreement of Borrower, set forth in SECTION 4 hereof, for a period exceeding five (5) days;

         (e) Borrower shall fail to observe or perform any condition, covenant or agreement of Borrower set forth herein;

         (f) Borrower shall fail to observe or perform any condition, covenant or agreement of Borrower set forth in any other Loan Document (other than as provided in SUBPARAGRAPHS (A) AND (C) ABOVE), and such default shall remain unremedied or uncured beyond any applicable period or grace or cure, if any, provided with respect thereto;

         (g) if there shall be any change, for any reason whatsoever, in the management, including, without limit to, the termination of employment or title of William A. Bassett as Chairman and CEO, or control of Borrower which, in the reasonable discretion of Bank, could have a material adverse effect upon the business, operations or condition (financial or otherwise) of Borrower;

         (h) whenever Bank, in good faith, deems the prospect of payment or performance of any of the Liabilities to be impaired; or

         (i) upon the occurrence or existence of any "Default" or "Event of Default", as the case may be, set forth in any other Loan Document.

         6. Upon the occurrence and at any time during the continuance or existence of any Event of Default, Bank may give notice to Borrower declaring all outstanding Liabilities to be due and payable, whereupon all such Liabilities then outstanding shall immediately become due and payable, without further notice or demand, and any commitment or obligation, if any, on the part of Bank to make loans or otherwise extend credit to or in favor of Borrower shall immediately terminate. Further, upon the occurrence or at any time during the continuance or existence of any Event of Default hereunder, Bank may collect, deal with and dispose of all or any part of any security in any manner permitted or authorized by the Florida Uniform Commercial Code or other applicable law (including public or private sale), and after deducting expenses (including, without limitation, reasonable attorneys' fees and expenses), Bank may apply the proceeds thereof in part or full payment of any of the Liabilities, whether due or not, in any manner or order Bank elects. In addition to the foregoing, upon the occurrence and at any time during the continuance or existence of any Event of Default hereunder, Bank may exercise any and all rights and remedies available to it as a result thereof, whether by agreement, by law or otherwise.

         7. BORROWER HEREBY ACKNOWLEDGES AND AGREE THAT BORROWER'S COMPLIANCE WITH THE TERMS AND CONDITIONS SET FORTH HEREIN, AND THE ABSENCE OF ANY EVENT OF DEFAULT HEREUNDER, SHALL NOT, IN ANY WAY WHATSOEVER, LIMIT, RESTRICT OR OTHERWISE AFFECT OR IMPAIR BANK'S RIGHT OR ABILITY TO MAKE DEMAND FOR PAYMENT OF ANY OR ALL OF THE LIABILITIES WHICH MAY BE ON A DEMAND BASIS AT ANY TIME IN BANK'S SOLE AND ABSOLUTE DISCRETION, WITH OR WITHOUT REASON OR CAUSE, AND THE EXISTENCE OF ANY EVENT OF DEFAULT HEREUNDER SHALL NOT BE THE SOLE REASON OR BASIS FOR ENABLING BANK TO MAKE DEMAND FOR PAYMENT OF ALL OR ANY PART OF SUCH LIABILITIES.

         8. No forbearance on the part of the Bank in enforcing any of its rights or remedies under this Agreement or any other Loan Document, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by Borrower hereunder or any such other Loan Document, shall constitute a waiver of any of the terms of this Agreement or such Loan Document or of any such right or remedy.

         9. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida.

         10. All covenants, agreements, representations and warranties by or on behalf of Borrower made in connection with this Agreement and any other Loan

Documents shall survive the borrowing hereunder or thereunder and shall be deemed to have been relied upon by Bank. All statements contained in any certificate or other document delivered to Bank at any time by or on behalf of Borrower pursuant hereto shall constitute representations and warranties by Borrower.

         11. Borrower agrees that it will pay all costs and expenses incurred by Bank in connection with preparation of this Agreement and any other Loan Documents contemplated hereby, including, without limitation, reasonable attorneys' fees and distributions of counsel for the Bank.

         12. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign or transfer any of its rights or obligations hereunder or otherwise in respect of any of the Liabilities without the prior written consent of Bank.

         13. BORROWER AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE LIABILITIES.

                   [EXECUTIONS APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed under seal.

                                               DECORATOR INDUSTRIES, INC.,
                                               a Florida corporation

                                               By:  /s/ Michael Solomon
                                                    ----------------------------
                                                    Vice President and Treasurer

Sworn to and subscribed before me this 16 day of April, 2004 by Michael Solomon, as the Vice President and Treasurer, of DECORATOR INDUSTRIES, INC., a Florida corporation, on behalf of the corporation. I certify that: (a) I am the duly authorized and licensed captain of "Risky Business" (the "Vessel") described above; and (b) the Vessel was outside the territorial limits of the State of Florida at a longitude of 80 00.926 W and a latitude of 26 06.126N at the time of the execution and delivery of this Agreement.

                                                    /s/ Jason M. Roe
                                                    ----------------------------
                                                    Captain of Vessel
                                                    Print Name: Jason M. Roe
                                                    License Number: 1059705

                                               BANK:

                                               WASHINGTON MUTUAL BANK, FA

                                               By:  /s/ Douglas E. Roberts
                                                    ----------------------------
                                                    Douglas E. Roberts,
                                                    Vice President

Sworn to and subscribed before me this 16 day of April, 2004 by Douglas E. Roberts, Vice President of WASHINGTON MUTUAL BANK, FA, on behalf of the bank. I certify that: (a) I am the duly authorized and licensed captain of "Risky Business" (the "Vessel") described above; and (b) the Vessel was outside the territorial limits of the State of Florida at a longitude of 80 00.926 W and a latitude of 26 06.126N at the time of the execution and delivery of this Agreement.

                                                    /s/ Jason M. Roe
                                                    ----------------------------
                                                    Captain of Vessel
                                                    Print Name: Jason M. Roe
                                                    License Number: 1059705

                                    REVOLVING
                                 PROMISSORY NOTE

$5,000,000.00                      International Waters off the coast of Florida
                                                  April 16, 2004

         FOR VALUE RECEIVED, the undersigned, DECORATOR INDUSTRIES, INC., a Pennsylvania corporation (herein called "Borrower"), promises to pay to the order of WASHINGTON MUTUAL BANK, FA (herein called "Bank"), in lawful currency of the United States of America, the principal sum of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00), or so much of said sum as has been advanced and is then outstanding under this Note, together with interest thereon as hereinafter set forth.

         This Note is a note under which Advances, repayments and re-Advances may be made from time to time, subject to the terms and conditions of this Note; provided, however, in no event shall Bank be obligated to make any Advances or re-Advances hereunder (notwithstanding anything expressed or implied herein or elsewhere to the contrary) in the event that any Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute a Default, shall have occurred or be continuing or exist.

         Prior to maturity, accrued and unpaid interest shall be due and payable in arrears on the first (1st) day of each month commencing on the first (1st) month after the initial Advance hereunder. The entire principal balance of this Note then unpaid, together with all accrued and unpaid interest and all other amounts payable hereunder and under the other Loan Documents (as hereinafter defined), shall be due and payable in full on June 30, 2007 (the "Maturity Date"), the final maturity of this Note. All such payments will be made by automatic monthly debits of Borrower's operating or demand account(s) with Bank. Interest charges shall be computed at a rate per annum equal to the Eurodollar Rate plus 150 basis points (the "Interest Rate"). Upon and after either (a) the third (3rd) Business Day following the occurrence of a Default caused by failure to make a required payment, or (b) the occurrence of any other Default, and during the continuation thereof, the Indebtedness shall bear interest at the then applicable Interest Rate plus six (6%) percent per annum (the "Default Rate"). Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for Bank (for purposes of this subsection, the term "Bank" shall include the office or branch where Bank or any corporation or bank controlling Bank makes or maintains any Eurodollar Rate loans) to make or maintain its Eurodollar Rate loans, the obligation of Bank to make Eurodollar Rate loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected Eurodollar Rate loans are then outstanding, promptly open request from Bank, either shall pay all such affected Eurodollar Rate loans or convert such affected Eurodollar Rate loans into loans of another type which Bank may specify.

         Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Interest Rate during such extension. All fees hereunder shall be earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon termination of this Note for any reason.

         The amount and date of each Advance, its Interest Rate, and the amount and date of any repayment shall be noted on Bank's records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Note, when due in accordance with the terms hereof.

         Borrower may request an Advance hereunder, including the refunding of an outstanding Advance as the same type of Advance, upon delivery to Bank of a request for Advance executed by two (2) authorized officers of Borrower, subject to the following:

         (a) no Default, and no condition or event which, with the giving of notice or the running of time, or both, would constitute a Default, shall have occurred and be continuing or exist under this Note;

         (b) each such Request for Advance shall set forth the information required by that certain Letter Agreement by and between Borrower and Bank of even date herewith;

         (c) each such Request for Advance shall be delivered to Bank by 11:00 a.m. (Eastern Standard Time) two (2) Business days prior to the proposed date of Advance;

         (d) a Request for Advance, once delivered to Bank, shall not be revocable by Borrower; provided, however, as aforesaid, Bank shall not be obligated to make any Advance under this Note; and

         (e) the proceeds of such Advance must be payable directly into an account of Borrower at Bank.

         Advances hereunder may not be requested by telephonic notice to Bank.

         Borrower may repay all or any part of the outstanding balance of this Note at any time. Any repayment made in accordance with this paragraph shall be without premium or penalty. Any other repayment shall be otherwise restricted by and subject to the terms of this Note.

         In the event that any payment under this note becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Note.

         All payments to be made by Borrower to Bank under or pursuant to this Note shall be in immediately available funds, without setoff or counterclaim, and in the event that any payments submitted hereunder are in funds not available until collected, said payments shall continue to bear interest at the Interest Rate until collected. Borrower hereby authorizes Bank to charge any account of Borrower with Bank for all sums due hereunder, when due in accordance with the terms hereof.

         If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation of any governmental authority, central bank or comparable agency after the date hereof:

         (a) shall subject Bank to any tax, duty or other charge with respect to this note or any Advance hereunder or shall change the basis of taxation of payments to Bank of the principal of or interest on any Advance or any amounts due under this Note in respect thereof (except for changes in the rate of tax on the overall net income of Bank imposed by the jurisdiction in which Bank's principal executive office; or

         (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank or the foreign exchange and interbank markets any other condition affecting any Advance under this Note;

          and the result of any of the foregoing is to increase the cost to bank of maintaining any part of the indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under this Note by an amount deemed by the Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower's receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error in computation.

         In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling
Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the making or maintaining of any Advances hereunder, and such increase has the effect of reducing the rate of return on Bank's (or such controlling corporation's) capital as a consequence of such obligations or the making of such Advances hereunder to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower's receipt of written notice from Bank demanding such compensation, additional amounts sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determined to be allocable to the existence of any obligations of the Bank hereunder or to the making or maintaining any Advances hereunder. A certificate of Bank as to the amount of such compensation, prepared in good faith an din reasonable detail by the Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

         This Note and any other indebtedness and liabilities of any kind of Borrower to Bank, and any and all modifications, renewals or extensions thereof, whether joint or several, contingent or absolute, direct or indirect, now existing or later arising, and however evidenced (collectively the "Indebtedness"), are secured by and Bank is granted a security interest in all of item at any time deposited in any account of Borrower with Bank and by all proceeds of these items (cash or otherwise), all account balances of Borrower from time to time with Bank, by all property of Borrower from time to time in the possession of Bank, and by any other collateral, rights and properties described in each and every mortgage, security agreement, pledge, assignment and other security or collateral agreement which has been, or will at any time(s) later be, executed by Borrower or others to or for the benefit of Bank (collectively the "Collateral"). Notwithstanding the foregoing, (a) to the extent that any portion of the Indebtedness is a consumer loan, that portion shall not be secured by any deed of trust or mortgage on or any other security interest in any Borrower's principal dwelling or in any Borrower's real property which is not a purchase money security interest as to that portion, unless expressly provided to the contrary in another place, and (b) if Borrower has given or gives bank a deed of trust or mortgage covering California real property, that deed of trust or mortgage shall not secure this Note or any other Indebtedness of Borrower, unless expressly provided to the contrary in another place.

         If (a) Borrower or any guarantor under a guaranty of all or part of the Indebtedness (a "guarantor") fail(s) to pay this Note, or any part thereof, or any of the Indebtedness when due, by maturity acceleration or otherwise, or fail(s) to pay any Indebtedness owing on a demand basis upon demand; or (b) Borrower or any guarantor fails(s) to comply with any of the terms or provisions of any agreement between Borrower or any guarantor and Bank; or (c) Borrower or any guarantor become(s) insolvent or the subject of a voluntary or involuntary proceeding in bankruptcy, or a reorganization, arrangement or creditor composition proceeding, (if a business entity) cease(s) doing business as a going concern, (if a natural person) die(s) or become(s) incompetent, (if a partnership) dissolve(s) or any general partner of it dies, becomes incompetent or becomes the subject of a bankruptcy proceeding, or (if a corporation) is the subject of dissolution, merger or consolidation; or (d) any warranty or representation made by Borrower or any guarantor in connection with this Note or any of the Indebtedness shall be discovered to be untrue or incomplete in any material respect; or (e) there is any termination, notice of termination, or breach of any guaranty, pledge, collateral assignment or subordination agreement relating to all or any part of the Indebtedness; or (f) there is any failure by Borrower or any guarantor to pay, when due, any of its indebtedness (other that to bank) or in the observance or performance of any term, covenant or condition in any document evidencing, securing or relating to such indebtedness which has had or could reasonably be expected to have a material adverse effect upon Company's business, properties, or financial condition or upon Company's ability to comply with its obligations hereunder; or (g) Bank deems itself insecure, believing in good faith that the prospect of payment or performance of this Note or any of the Indebtedness is materially impaired; or (h) there is filed or issued a levy or writ of attachment or garnishment or other like judicial process upon Borrower or any guarantor with Bank, then Bank, upon the occurrence and at any time during the continuance or existence of any of these conditions or events (each a "Default"), may at its option and without prior notice to Borrower, declare any or all of the Indebtedness to be immediately due and payable (notwithstanding any provisions contained in the evidence of it to the contrary), sell or liquidate all or any portion of the Collateral, set off against the Indebtedness any amounts owing by Bank to Borrower, charge interest at the default rate provided in the document evidencing the relevant Indebtedness, and exercise any one or more of the rights and remedies granted to Bank by any agreement with Borrower or which are granted to Bank under applicable law, or otherwise.

         Borrower waives presentment, demand, protest, notice of dishonor, notice of demand or intent to demand, notice of acceleration or intent to accelerate, and all other notices, and agrees that no extension or indulgence to Borrower, or release, substitution or nonenforcement of any security, or release or substitution of any guarantor or any other part, whether with or without notice, shall affect he obligations of Borrower. Borrower waives all defenses or right to discharge available under Section 3-605 of the Uniform Commercial Code and waives all other suretyship defenses or right to discharge. Borrower agrees that Bank has the right to sell, assign, or grant participations, or any interest, in any or all of the Indebtedness, and that, in connection with such right, but without limiting its ability to make other disclosures to the full extent allowable, Bank may disclose all documents and information which the Bank now or later has relating to Borrower and the Indebtedness.

         Borrower agrees to reimburse Bank, or any other holder or owner of this Note, for any and all costs expenses (including, without limit, court costs, legal expenses and reasonable attorneys' fees, whether inside or outside counsel is used, whether or not suit is instituted, and, if suit is instituted, whether at the trial court level, appellate level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in collecting or attempting to collect this note or the Indebtedness or incurred in any other matter or proceeding relating to this Note or the Indebtedness.

         Borrower acknowledges and agrees that there are no contrary agreement, oral or written, establishing a term of this Note and agrees that the terms and conditions of this Note may not be amended, waived or modified except in writing signed by a duly authorized officer of Bank expressly stating that the writing constitutes an amendment, waiver or modification of the terms of this Note. If any provision of this note is unenforceable in whole or part for any reason, the remaining provisions shall continue and be effective. THIS NOTE SHALL BE EXECUTED OUTSIDE OF FLORIDA BUT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA.

         This Note shall bind Borrower and Borrower's respective successors and assigns.

         For the purpose of this Note, the following terms have the following meanings:

         "Advance" means a borrowing requested by Borrower and made by Bank under this Note, including any refunding of an outstanding Advance.

         "Business Day" means any day, other than Saturday, Sunday or holiday, on which bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in Fort Lauderdale, Florida.

         "Eurodollar Rate" shall mean, for any day, the interest rate which is the rate for deposits in Dollars for a maturity of one month which appears on Page 3750 on the Telerate Service (or such other page as may replace that page on such service, or such other services as may be nominated by the British Bankers Association for the purpose of displaying their fixing of the London Inter-Bank Offered Rate) as of 11:00 a.m., London time, on the day that is two London Banking Days preceding the first day of the then current calendar month. If, for any reason, the Eurodollar Rate is not available, Bank shall, in good faith and in its sole discretion, determine a reasonable comparable interest rate.

         "Request for Advance" means a Request for Advance issued by Borrower under this Note and in accordance with the provisions of that certain Letter Agreement by and between the Borrower and Bank of even date herewith.

         No delay or failure of Bank in exercising in any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have, whether by other instruments or by law.

         BORROWER AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS NOTE OF THE INDEBTEDNESS HEREUNDER.

                    [EXECUTION APPEARS ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed under seal. BORROWER:

                                               DECORATOR INDUSTRIES, INC.,
                                               a Pennsylvania corporation

                                               By:  /s/ Michael Solomon
                                                    ----------------------------
                                                    Michael Solomon
                                                    Vice President and Treasurer

         Sworn to and subscribed before me this 16 day of April, 2004, by Michael Solomon, as the Executive Vice President and Treasurer, of DECORATOR INDUSTRIES, INC., a Pennsylvania corporation, on behalf of the corporation. I certify that: (a) I am the duly authorized and licensed captain of "Risky Business" (the "Vessel") described above; and (b) the Vessel was outside the territorial limits of the State of Florida at a longitude of 80 00.926 W and a latitude of 26 06.126N at the time of the execution and delivery of this Agreement.

                                                    /s/ Jason M. Roe
                                                    ----------------------------
                                                    Captain of Vessel
                                                    Print Name:  Jason M. Roe
                                                    License Number: 1059705